Exhibit 99.1

To All Members of the Board of Directors of Whitney Information Network,

I hereby resign, effective immediately, from my positions as a director of Whitney Information Network, any subsidiary or affiliate of Whitney for which I am a director, and any committees of the board of any of the foregoing entities.

Yours truly,

Stephen Cootey

Stephen L. Cootey
Prides Capital, LLC
200 High Street — Suite 700
Boston, MA 02110